Exhibit 1.3
(Translation)
REGULATIONS OF THE BOARD OF DIRECTORS
Chapter I. General Provisions
(Purpose)
     Article 1. Except as otherwise provided for in laws or ordinances or in the Articles of Incorporation, all matters concerning meetings of the Board of Directors of NIS GROUP CO., LTD. shall be governed as provided for in these Regulations.
(Composition)
     Article 2. The Board of Directors shall be composed of the Directors.
(Statutory Auditors)
     Article 3. Statutory Auditors must attend any meeting of the Board of Directors and express their opinions thereat whenever necessary.
(Attendance of persons other than Directors and Statutory Auditors)
     Article 4. The Board of Directors may cause persons other than Directors and Statutory Auditors to attend its meeting and give their opinions or explanations thereat.
(Holding of meetings)
     Article 5. Ordinary meetings of the Board of Directors shall be held at the head office once each month, in principle; provided, however, that if the necessity arises, the convener may change the place of meeting, upon giving prior notice to each Director and each Statutory Auditor.
     2. In addition to ordinary meetings of the Board of Directors, extraordinary meetings of the Board of Directors may be held as the necessity arises.
(Secretariat)
     Article 6. The Board of Directors shall have a secretariat, which shall be assigned to the Accounting & Controller Department.

Chapter II. Convocation
(Convener)
     Article 7. Unless otherwise provided for in laws or ordinances, meetings of the Board of Directors shall be convened by the President. If the President is unable to act, one of the other Directors shall act in his place in the order previously determined by the Board of Directors.
(Convocation procedure)
     Article 8. Notice for convening a meeting of the Board of Directors, stating the date, hour, place and matters forming the objects of the meeting, shall be dispatched to each Director and each Statutory Auditor not later than two (2) days prior to the date of the meeting; provided, however, that with regard to an ordinary meeting of the Board of Directors mentioned in Article 5, paragraph 1, no convocation procedure need be followed unless any change occurs in the date, hour or place thereof.
     2. If consented to by all the Directors and the Statutory Auditors, a meeting of the Board of Directors may be held without following the convocation procedure.
Chapter III. Proceedings
(Chairmanship)
     Article 9. Meetings of the Board of Directors shall be presided over by the Chairman of the Board or the President. If the Chairman of the Board and the President are unable to act, one of the other Directors shall act in their place in the order previously determined by the Board of Directors.
     2. If the Director who is chairman of a meeting of the Board of Directors has a special interest in any resolution, one of the other Directors shall act as chairman only in respect of the matter, as if the chairman were unable to act.
(Criteria for submission)
     Article 10. The criteria for submitting matters to the Board of Directors shall be as listed in the attached schedule hereof. A subordinate organ to the Board of Directors shall deliberate on important matters concerning the execution of business, including matters to be submitted to the Board of Directors, and decide whether or not the same shall be submitted to the Board of Directors.
     2. Notwithstanding the provision of the preceding paragraph, any matter that is deemed necessary by the Board of Directors must be submitted to the Board of Directors.
(Method of adopting resolutions)
     Article 11. Resolutions of the Board of Directors shall be adopted at its meeting at which a majority of the Directors entitled to participate in voting thereon shall be present, by a majority of the Directors so present.
     2. Any Director who has a special interest in any resolution shall not have the right to participate in voting thereon.

(Omission of resolutions)
     Article 12. Notwithstanding the preceding Article, in the event that any Director makes a proposition with regard to any matter forming the object of resolution at a meeting of the Board of Directors and all the Directors entitled to participate in voting thereon declare their intentions of consent thereto in writing or electronic records, a resolution for adopting the proposition by the Board of Directors shall be deemed to have been carried, unless any Statutory Auditor expresses any objection thereto.
(Ex post facto approval)
     Article 13. If any matter which shall be submitted to the Board of Directors cannot be submitted thereto due to urgency or any other inevitable cause, it may be executed by the Chairman of the Board or the President unless he acts in violation of any laws or ordinances or the Articles of Incorporation; provided, however, that in that case, the Chairman of the Board or the President shall obtain approval thereof at a meeting of the Board of Directors to be held immediately thereafter.
(Matters to be reported)
     Article 14. The President shall report to the Board of Directors the state of the execution of management plans, budgets, comparative results and cash flows in respect of monthly operating performances, and other necessary information on the state of the execution of business of the Company. The President may cause any other Director to do so in his place.
     2. In case any Director has engaged in a competitive transaction or self-dealing with the Company or with regard to any matter provided for in laws or ordinances, the Director shall report any important fact about such competitive transaction or self-dealing or such any matter to the Board of Directors without delay.
(Omission of reports)
     Article 15. In the event that any matter that must be reported at a meeting of the Board of Directors is notified to all the Directors and Statutory Auditors, such matter shall not be required to be reported at any meeting of the Board of Directors.
(Minutes)
     Article 16. When a meeting of the Board of Directors is held, the proceedings in outline and the resultant actions taken thereat and other matters as provided for in laws or ordinances shall be stated or recorded in minutes and the Directors and Statutory Auditors present shall affix their names and seals thereto.
     2. In the event that any resolution or report is omitted pursuant to Article 12 or Article 15, as the case may be, minutes shall be prepared in accordance as provided for in laws or ordinances.
     3. A copy of minutes of a meeting of the Board of Directors and any material therefor shall be sent to any Director or Statutory Auditor who failed to attend the meeting.

Chapter IV. Supplementary Provisions
(Amendment and abolition)
     Article 17. Any amendment to or abolition of these Regulations shall be governed as provided for in the Rules for Rule Administration.
(Effectuation)
     Article 18. These Regulations shall become effective as from February 1, 1988.
(Effective date of amendment)
     Article 19. These Regulations, as amended, shall become effective as from April 1, 1990.
2.	These Regulations, as amended, shall become effective as from March 10, 1991.

3.	These Regulations, as amended, shall become effective as from October 1, 1991.

4.	These Regulations, as amended, shall become effective as from May 25, 1992.

5.	These Regulations, as amended, shall become effective as from June 29, 1994.

6.	These Regulations, as amended, shall become effective as from October 14, 1997.

7.	These Regulations, as amended, shall become effective as from April 1, 2003.

8.	These Regulations, as amended, shall become effective as from December 1, 2003.

9.	These Regulations, as amended, shall become effective as from July 1, 2004.

10.	These Regulations, as amended, shall become effective as from July 1, 2005.

11.	These Regulations, as amended, shall become effective as from June 24, 2006.

12.	These Regulations, as amended, shall become effective as from October 1, 2006.

Schedule: Matters to be Submitted to the Board of Directors

Matters to be Submitted	Related Rules
Selection of a Director who shall act as chairman of a General Meeting of Shareholders if the Representative Director is unable to act

Selection of a share registrar and its place of business

Appointment and approval of retirement of Advisors

Determination of the convocation of General Meetings of Shareholders and matters forming objects thereof and propositions to be submitted thereto

Approval of business reports, financial statements and their accompanying detailed statements

Approval of extraordinary financial statements

Approval of consolidated financial statements

Appointment and removal of Representative Directors and Directors with specific titles

Determination of duties assigned to Directors and the assignment of duties as employees to Directors

Determination on exemption of Directors and Statutory Auditors from liability

Conclusion of liability limitation agreements with external Director and external Statutory Auditors

Approval of transactions with Directors and principal shareholders and Directors’ competitive transactions

Determination of matters concerning the issuance of shares

Determination of matters concerning the issuance of stock acquisition rights and free allocation of stock acquisition rights

Determination on acquisition, disposition and cancellation of treasury stock

Determination of capitalization of reserves

Determination of stock splits and free allocation of shares

Distributions of surplus

Approval of acquisition and disposition by assignment of important assets	“Capital investment,” Rules of Functions and Powers (Schedule 2)

Matters to be Submitted	Related Rules
Determination of matters concerning the issuance of bonds and bonds with stock acquisition rights

Appointment and removal of managers

Matters provided for in laws or ordinances or in the Articles of Incorporation

Borrowing of a large sum of money	“Borrowing,” Rules of Functions and Powers (Schedule 1)

Determination of matters concerning the establishment, alteration and abolition of important organization units	“Alteration of company-wide organization and distribution of duties,” Rules of Functions and Powers (Schedule 1)

Approval of employment, transfer and retirement of important employees	“Personnel affairs,” Rules of Functions and Powers (Schedule 2)

Election and dismissal of Executive Officers

Determination of the scope of duties and the period of engagement of Executive Officers

Approval of a guarantee of obligations and the offering of security for any subsidiary	“Loan, discount and guarantee,” Rules of Functions and Powers (Schedule 1) “Creation of security,” Rules of Functions and Powers (Schedule 2)

Conclusion of an audit agreement with a certified public accountant

Establishment of a framework for internal control systems

Approval of matters concerning important investments or business alliances for management	“Investment,” Rules of Functions and Powers (Schedule 1)

Establishment of management policies and business plans

Determination of budgets

Approval of establishment, material alteration and abolition of the Fundamental Management Rules and the Management Organization Rules	“Alteration of company-wide organization and distribution of duties,” Rules of Functions and Powers (Schedule 1) “Alteration of divisional organization and distribution of duties,” Rules of Functions and Powers (Schedule 1)

Determination of other important matters concerning the execution of business